Exhibit 99.1

Valassis Raises 2005 EPS Guidance

Company Reports 7.7% Revenue Growth in the Second Quarter

          LIVONIA, Mich., July 21 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI), the leading company in marketing services and Connective Media(TM), today announced financial results for the second quarter ended June 30, 2005.  The company reported quarterly revenues of $276.4 million, up 7.7% from the second quarter of 2004.  Second-quarter net earnings were $25.5 million, or $0.50 in earnings per share (EPS), at the high end of the company’s EPS guidance range for the quarter of $0.45 to $0.51.  EPS for the first six months of 2005 was up 7.1% from $0.98 to $1.05.  The company raised the full-year 2005 EPS guidance range to be between $1.96 and $2.08.

          “We are pleased with our first half performance and the positive trends in our business which have contributed to the raising of our EPS guidance for 2005,” said Alan F. Schultz, Chairman, President and CEO of Valassis.  “Our strategies to diversify our product portfolio and expand our customer base have positioned us well to deliver effective marketing solutions for our customers, while providing value to consumers in a non-intrusive way.  We are excited about our success with integrated solutions and our position in the marketplace, a position we plan to further enhance.”

          The company has included more details on the raising of 2005 EPS guidance in the “Outlook” section of this release.

          Quarterly Highlights
          *     Sold 71 integrated solutions, campaigns utilizing three or more Valassis products synergistically, in 2005.  The company anticipates delivering 100 integrated solutions in 2005, compared to 65 in 2004 and 20 in 2003.

          *     Named to IndustryWeek’s “50 Best Manufacturing Companies” list for the second consecutive year.  Valassis was distinguished for its outstanding manufacturing and financial performance.

          *     Hired John Lieblang for the newly created role of Vice President, Chief Technology Officer to increase company focus on Valassis’ technology initiatives and business process reengineering, as well as expand the potential for technology-based products and services.

          *     Continued to test products internationally.  In June, the fourth drop of Coupons & Mehr was distributed to 1,000,000 households across Berlin, Hamburg and Frankfurt, Germany.

          *     Installed loyalty card solution with leading convenience store retailer, Speedway SuperAmerica LLC.  Using VRMS’ MarketEXPERT XR and TargetEXPERT XR applications, Speedway successfully launched its Speedy Rewards(R) loyalty program in April, featuring real-time rewards in a variety of club and points programs.

          *     Announced increase in co-op free-standing insert market list from 58.7 million to 59.7 million in circulation.  This change will be effective Oct. 2, 2005.

          Financial Highlights

	Three Months Ended			Six Months Ended

	June 30, 2005	June 30, 2004	% Change	June 30, 2005	June 30, 2004	% Change

Total Revenues	$276.4	$256.8	7.7%	$555.7	$494.1	12.5%
Net Earnings	$25.5	$26.8	-4.9%	$53.8	$51.5	4.5%
EPS, diluted	$0.50	$0.51	-2.0%	$1.05	$0.98	7.1%

          *     Quarterly revenues were up 7.7% driven by revenue growth in all business segments.

          *     Net interest expense was down 26.9% to $1.9 million for the quarter.

          *     SG&A expense was up 5.9% to $34.8 million for the second quarter due to increases in performance-based incentive plans, investments being made in future growth opportunities and the consolidation of the acquired Direct Marketing Services division of Catalina Marketing in September of 2004.

          *     Cash and auction-rate securities at the end of the quarter were $179.8 million.

          *     The company’s debt position, net of cash and auction-rate securities, was $94.1 million at quarter-end.

          *     Capital expenditures through the first six months of 2005 were $15.8 million in comparison to $6.0 million for the first six months of 2004 due to the purchase of a new operations building in Livonia, Mich.

          *     The company repurchased 692,177 shares of its stock during the second quarter of 2005, bringing the total for the first six months to 1,563,358 shares, compared to 1,870,517 shares for the full year of 2004.  The company currently plans to use 75% of free cash flow from operations in 2005 for share repurchase.

          Business Segment Discussion
          *     Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the second quarter were $134.4 million, up 1.6%.  This increase was due to continued industry unit growth and an additional publishing date in the second quarter compared to the prior year, offsetting a slight reduction in co-op FSI pricing.  Management also noted the company is maintaining its co-op FSI market share.  FSI cost of goods sold (CGS) was up mid-single digits for the quarter on a cost per thousand (CPM) basis due to increases in the cost of paper and media on a CPM basis.

          *     Market Delivered Run of Press (ROP): ROP revenues, generated from the brokering of advertising space on behalf of newspapers, were up 1.5% in the second quarter to $27.3 million.  Segment profitability increased 25% over the second quarter of 2004.

          *     Neighborhood Targeted Products (Cluster Targeted): Neighborhood Targeted product revenues increased 28.0% for the quarter to $72.2 million. Overall, this business segment performed well due to continued strong growth from existing customer verticals, expansion into new customer verticals and the movement of dollars from traditional to promotional media.  The increase in revenue was primarily attributed to growth in preprints from the telecommunications, retail and food service customer verticals.  Management noted that this revenue growth was accompanied by an improved gross margin, consistent with the company’s guidance.

          *     Household Targeted Products (1 to 1): Household Targeted product revenues are comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail.  Household Targeted product revenues increased 3.1% to $16.6 million for the quarter.  Direct mail and VRMS revenues were up 17.6% for the quarter, partially offset by a decline in PreVision revenues of 26.4%.

          *     International & Services: International & Services revenues are comprised of NCH Marketing Services, Valassis Canada and Promotion Watch. International & Services reported revenues of $25.9 million for the second quarter, up 3.2%.  Management noted a decline in profitability due to the softness in the company’s operations in France and the United Kingdom, as well as an increase in new business development spending in the United States and Europe.

          Outlook
          In its Oct. 21, 2004 third-quarter earnings release, the company provided the full-year 2005 EPS guidance range of $1.80 to $2.00.  Management has increased the 2005 EPS guidance range to be between $1.96 and $2.08 due to a strong first half, continued strength in the Neighborhood Targeted business segment, an increase in co-op FSI circulation and reductions in FSI paper costs resulting from a decrease in the width of the FSI book.  The changes in FSI circulation and the width of the FSI book are both effective in October 2005.  Due to the impact this change in book size has on the FSI cost structure, the company noted it improved its FSI CGS guidance for the year to be flat to up by a percentage in the low-single digits on a CPM basis.

          In addition, the company raised its 2005 FSI revenue guidance to flat from down by a percentage in the low-single digits.  Management also revised its revenue guidance for the Household Targeted business segment to be up by 15% to 20%, in comparison to the 20% to 25% growth in the original guidance for 2005.  Management included the following revised quarterly EPS projections for 2005:

Quarter	Projected EPS Range	Actual Results

1	$0.50 - $0.56	$0.55
2	$0.45 - $0.51	$0.50
3	$0.39 - $0.45
4	$0.52 - $0.58

          Management also provided the following comments regarding co-op FSI pricing.  The current co-op FSI pricing environment can best be described as having no discernable pattern.  However, based on FSI contracts completed to date for 2006 and 2007, the company calculates a bottoming out of pricing in 2006 and a price recovery in 2007.  The anticipated decline in pricing for 2006 will be slight and similar to the decline experienced in 2005.  This pricing trend for 2006 and 2007 could change based on the price at which the remaining uncontracted business is sold.

          Conference Call Information
          Valassis will hold an investor call today to discuss its second-quarter results at 11 a.m. (EDT).  The call-in number is (800) 218-0204.  The call will simulcast on the company’s Web site, at http://www.valassis.com , and replay through Aug. 3, 2005 at (800) 405-2236, pass code 11015000.  This press release and the Webcast will be archived on the company’s Web site under “Investor.”

          About Valassis
          Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada.  Valassis’ products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services.  Valassis has been listed as one of FORTUNE magazine’s “Best Companies to Work For” for eight consecutive years. Valassis subsidiaries include Valassis Canada, PreVision Marketing(R), LLC, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For additional information, visit the company Web site at http://www.valassis.com .

          Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

Assets	June 30, 2005	Dec. 31, 2004

Current assets:
Cash and cash equivalents	$80,077	$85,214
Auction-rate securities	99,743	102,866
Accounts receivable	267,016	264,924
Inventories	28,735	27,616
Deferred income taxes	1,628	1,641
Other	16,528	18,922
Total current assets	493,727	501,183
Property, plant and equipment, at cost	248,835	227,765
Less accumulated depreciation	(141,078)	(134,276)
Net property, plant and equipment	107,757	93,489
Intangible assets	208,922	208,922
Less accumulated amortization	(74,446)	(74,125)
Net intangible assets	134,476	134,797
Investments	383	283
Deferred income taxes	2,418	2,412
Other assets	3,894	5,801
Total assets	$742,655	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

Liabilities and Stockholders’ Equity	June 30, 2005	Dec. 31, 2004

Current liabilities:
Current portion, long-term debt	$14,050	$—
Accounts payable and accruals	264,007	283,589
Progress billings	39,666	31,806
Total current liabilities	317,723	315,395
Long-term debt	259,878	273,703
Other liabilities	8,332	8,361
Stockholders’ equity:
Common stock	631	631
Additional paid-in capital	36,632	25,996
Retained earnings	545,296	491,531
Treasury stock	(427,732)	(381,437)
Accumulated other comprehensive gain	1,895	3,785
Total stockholders’ equity	156,722	140,506
Total liabilities and stockholders’ equity	$742,655	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended June 30 2005	Quarter Ended June 30 2004	% Change

Revenues	$276,427	$256,771	+ 7.7%
Costs and expenses:
Costs of products sold	200,009	179,213	+ 11.6%
Selling, general and administrative	34,830	32,885	+ 5.9%
Total costs and expenses	234,839	212,098	+ 10.7%
Earnings from operations	41,588	44,673	- 6.9%
Other expenses and income:
Interest expense	2,695	3,048	- 11.6%
Other (income) and expenses	(746)	(492)	+ 51.6%
Total other expenses and income	1,949	2,556	- 23.7%
Earnings before income taxes	39,639	42,117	- 5.9%
Income taxes	14,115	15,280	- 7.6%
Net earnings	$25,524	$26,837	- 4.9%
Net earnings per common share, diluted	$0.50	$0.51	- 2.0%
Weighted average shares outstanding, diluted	50,808	52,398	- 3.0%
Supplementary Data
Amortization	$185	$53
Depreciation	3,672	3,622
Capital expenditures	6,742	3,760

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	6 Months Ended June 30, 2005	6 Months Ended June 30, 2004	% Change

Revenue	$555,711	$494,124	+ 12.5%
Costs and expenses:
Costs of products sold	399,665	344,737	+ 15.9%
Selling, general and administrative	68,898	63,429	+ 8.6%
Total costs and expenses	468,563	408,166	+ 14.8%
Earnings from operations	87,148	85,958	+ 1.4%
Other expenses and income:
Interest expense	5,372	6,214	- 13.6%
Other (income) and expenses	(1,820)	(1,020)	+ 78.4%
Total other expenses and income	3,552	5,194	- 31.6%
Earnings before income taxes	83,596	80,764	+ 3.5%
Income taxes	29,831	29,305	+ 1.8%
Net earnings	$53,765	$51,459	+ 4.5%
Net earnings per common share, diluted	$1.05	$0.98	+ 7.1%
Weighted average shares outstanding, diluted	51,120	52,476	- 2.6%
Supplementary Data
Amortization	$321	$105
Depreciation	7,329	7,250
Capital expenditures	15,796	5,963

SOURCE  Valassis
          -0-                                        07/21/2005
                    /CONTACT:  Sherry Lauderback of Valassis, +1-734-591-7374, fax: +1-734-591-4503, or email: lauderbacks@valassis.com /
          /Web site:  http://www.valassis.com /